Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration Statement 333-156118

Preliminary Term Sheet to the Prospectus dated December 15, 2008 and the Prospectus Supplement dated December 15, 2008

TOTAL RETURN INDEX LINKED NOTE Linked to the DJ UBSSM E137 Total Return Index

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

October 25, 2011

Final Term Sheet

The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Investors can lose their entire investment in the notes.

Issuer:	AB Svensk Exportkredit (SEK)

Rating:	Aa1/AA+ (Moody’s / S&P)

Index:	DJ UBSSM Enhanced E137 Total Return Index (Bloomberg Ticker: ENHG137T)

Index Sponsor:

The corporation or other entity that, in the determination of the Calculation Agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Modified Index as then in effect and (ii) announces (directly or through an agent) the level of the Modified Index as then in effect on any Business Day; as of the date hereof, the Modified Index Sponsor is Goldman, Sachs & Co.

Investment Objective Summary:

This structure represents a long position.  At maturity the investor receives the notional amount plus three times the commodity index return (which may be negative) minus the fee amount (which is calculated based on the commodity notional) plus accrued but unpaid interest minus final TBILL amount.  The note will be subject to an index end early event if the index ever closes at or below approximately 85% of the index begin level.

Basic Index:	The Dow Jones – UBS Commodity IndexSM (Bloomberg: “DJUBSTR Index”),

Basic Index Sponsor:

The corporation or other entity that, in the determination of the Calculation Agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Basic

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Index and (ii) announces (directly or through an agent) the level of the Basic Index on any Business Day; as of the date hereof, the Index Sponsor is Dow Jones.

Issue Price:	100% of face amount

Face Amount:	$1,000 per each Note; $11,540,000 in aggregate. Each note will have a face amount equal to $1,000

Underwriting Fee:	0.25%

Net Proceeds:	99.75%

Trade Date:	October 25, 2011

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Original Issue Date (Settlement Date):	November 1, 2011

Stated Maturity Date:

November 20, 2012, unless that day is not a business day, in which case the Stated Maturity Date will be the immediately following business day.  If the fifth scheduled Trading Day before the Stated Maturity Date is not the Determination Date, then the Stated Maturity Date will be the fifth business day after the Determination Date. If an Index Event (as defined below) shall have occurred or an Early Redemption (as defined below) shall have been validly designated in accordance with the terms of the Note, the relevant maturity date shall be the Early Maturity Date (as defined below).

Base Rate:	(i) If the applicable Interest Period begins on the Settlement Date: the Initial Base Rate.

(ii) If the applicable Interest Period (1) does not begin on the Settlement Date and (2) does not end on the day before the Stated Maturity Date: three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the Interest Determination Date.

(iii) If the applicable Interest Period ends on the day before the Stated Maturity Date: a rate that the Calculation Agent will determine by interpolating between (1) the USD LIBOR of longest maturity that is less than or equal to the length of the applicable Interest Period, and (2) the USD LIBOR of shortest maturity that is greater than or equal to the length of the applicable Interest Period, in both cases as they appear on Reuters Screen “LIBOR01” (or any successor or replacement service or page), as of 11:00 a.m. London time, as determined on the Interest Determination Date.  For the avoidance of doubt, the Base Rate will not be re-evaluated even if the Stated Maturity Date is postponed due to non-business days at the end of the Interest Period.

Initial Base Rate:

TBD% (equal to the three-month USD LIBOR, as it appears on Reuters Screen “LIBOR01” (or any successor or replacement  service or page thereof), as of 11:00 a.m. London time, as determined on the second London business day prior to the Settlement Date).

Interest Determination Date:	The second London business day prior to each Interest Reset Date.

Interest Period:

Each period from, and including, the immediately preceding Interest Payment Date Settlement Date, or the last date to which interest has been paid or made available for payment, to, but excluding, the immediately following Interest Payment Date, provided that the initial Interest Period shall be from, and including, the Settlement Date to, but excluding, the initial Interest Payment Date.

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Spread:	0.60%

Interest Factor:
, subject to a minimum of 0.00%.

Accrued Interest Factor:	The sum of the Interest Factors calculated for each calendar day during the applicable Interest Period.

Interest:	On each Interest Payment Date, interest in an amount in cash equal to:

(i) If no Index Event has occurred or no Early Redemption has been validly designated:

FACE AMOUNT * ACCRUED INTEREST FACTOR

(ii) If an Index Event has occurred or an Early Redemption has been validly designated:

FIDF * FACE AMOUNT * ACCRUED INTEREST FACTOR

Interest Reset Date:

February 1, 2012, May 1, 2012, August 1, 2012 provided that if any such day is not a business day, then the Interest Reset Date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such Interest Reset Date will be the immediately preceding business day.

Interest Payment Date:

February 1, 2012, May 1, 2012, August 1, 2012 and the Maturity Date; if any such Interest Payment Date is not a business day, then the Interest Payment Date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case such Interest Payment Date would be the immediately preceding business day; provided further that if an Index Event has occurred or an Early Redemption has been validly designated, the Early Maturity Date will be the final Interest Payment Date.

Factor:	3.0

TBill Interest Rate Designated Maturity:	3 months

TBill Auction High Rate for Each Date:	The USD-TBill Auction High Rate published at the most recent Auction Date prior to that day.

TBill Calculation Period:	From but excluding the Trade Date to and including the Determination Date.

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TBill Interest Rate Reset Date:	Each day in the TBill Calculation Period on which U.S. Treasury Bills of the TBill Interest Rate Designated Maturity are auctioned.

TBill Interest Rate Option:	USD-TBILL Auction High Rate

Where:

“USD-TBILL Auction High Rate” means that the rate for a TBill Interest Rate Reset Date on which United States Treasury Bills are auctioned will be the rate for that day which appears on the Reuters Screen “US AUCTION 10/11” (or any official successor thereto) under the heading “HIGH RATE”

Amount Payable on the Stated Maturity Date:	On the Stated Maturity Date, in addition to interest, if any, you will receive an amount, if any, in cash equal to:

FACE AMOUNT + FINAL INDEX AMOUNT - FINAL TBILL AMOUNT -FINAL FEE AMOUNT

but not less than 0

If the Final Index Level is less than the Initial Index Level, the amount payable on the Stated Maturity Date will be less than the Face Amount and may be zero.

Final Index Amount:

Final TBill Amount:	FACE AMOUNT * FACTOR * REALIZED TBILL AMOUNT

Realized TBill Amount:	Equal to the product of (1+Daily TBill Return) for each calendar day in the TBill Calculation Period, minus 1,

where:

(1+Daily TBill Return) equals (1-91/360×rd-1) to the power of (-1/91) and d means each calendar day in the TBill Calculation Period and rd is the TBill Auction High Rate for day d as defined above.

In formulaic terms the Realized TBill Amount equals

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If on the calculation date in the TBill Calculation Period United States Treasury Bills of the TBill Interest Rate Designated Maturity have been auctioned on a TBill Interest Rate Reset Date during the TBill Calculation Period but such rate for such TBill Interest Rate Reset Date does not appear on Reuters Screen “US AUCTION 10/11” (or any official successor page thereto), the rate for that TBill Interest Rate Reset Date will be the Bond Equivalent Yield of the rate set forth in H.15 Daily Update (or any official successor page thereto), or such other recognized electronic source used for the purpose of displaying such rate, for that day in respect of the Designated Maturity under the caption “U.S. Government Securities/Treasury bills/Auction high” converted by the Calculation Agent in its discretion to bank discount basis such that it is expressed in the same manner as the Auction High Rate.

If on the calculation date in the TBill Calculation Period United States Treasury Bills of the TBill Interest Rate Designated Maturity have been auctioned on a TBill Interest Rate Reset Date during the TBill Calculation Period but such rate for such TBill Interest Rate Reset Date does not appear on Reuters Screen “US AUCTION 10/11” (or any official successor page thereto) and such rate is not set forth in the H.15 Daily Update in respect of the TBill Interest Rate Designated Maturity under the caption “U.S. Government securities/Treasury bills/Auction high” or another recognized electronic source, the rate for that TBill Interest Rate Reset Date will be the Bond Equivalent Yield of the auction rate for those Treasury Bills as announced by the United States Department of Treasury, converted by the Calculation Agent in its discretion to bank discount basis such that it is expressed in the same manner as the Auction High Rate.

If the United States Treasury Bills of the TBill Interest Rate Designated Maturity are not auctioned during any period of seven consecutive calendar days ending on a Friday and a TBill Interest Rate Reset Date would have occurred if such Treasury Bills had been auctioned during that seven-day period, a TBill Interest Rate Reset Date will be deemed to have occurred on the day during that seven-day period on which such Treasury Bills would have been auctioned in accordance with the usual practices of the United States Department of Treasury, and the rate for that TBill Interest Rate Reset Date will be determined as if the parties had specified “USD-TBILL-Secondary Market” as the applicable TBill Interest Rate Option.

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Final Fee Amount:

If an Early Redemption shall have been validly designated or an Index Event shall have occurred in accordance with the terms of the Note, the amount payable on the resulting Early Maturity Date shall be determined as set forth in the relevant sections below.

Initial Index Level:	625.6089

Final Index Level:	The closing level of the Index as determined on the Determination Date.

Annual Fee (“Fee”):	0.50% per annum (paid on an Actual/365 day basis).

Determination Date:

November 13, 2012; a specified date that is expected to be the fifth scheduled Trading Day prior to the originally scheduled Stated Maturity Date, subject to postponement as will be described in the prospectus supplement.

Final Fee Days:	The total number of calendar days from but excluding the Trade Date up to and including the Determination Date.

Index Event:

If on any Trading Day prior to the earlier of (1) the designation of an Early Redemption by the holder and (2) the scheduled Determination Date, the closing level of the Index is equal to or below 531.7676 (approximately 85% of Initial Index Level) (the occurrence of such event herein referred to as an “Index Event”), this Note shall automatically be redeemed in accordance with the methodology and formulae applicable upon an Early Redemption as set forth below. Upon occurrence of an Index Event, notice will be given to the DTC in a manner described in the accompanying prospectus.

Notice of Early Redemption:

Holders of 100% of the aggregate outstanding Face Amount have the option to redeem this Note (in whole but not in part) prior to the earlier of (1) the occurrence of an Index Event and (2) the scheduled Determination Date (an “Early Redemption”) for the amount set forth below. To be valid, the notice of Early Redemption must be given on a business day, in writing, to the Trustee, the Calculation Agent and the Issuer in accordance with procedures to be specified in the prospectus supplement, it being understood that such notice may be provided by facsimile so long as a prompt written confirmation thereof is physically delivered in accordance with procedures to be specified in the prospectus supplement. Once given, the Notice of Early Redemption is irrevocable.

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Amount Payable upon Early Maturity Date:

On the Early Maturity Date, in addition to interest, if any, you will receive an amount, if any, in cash equal to:

FACE AMOUNT + EARLY INDEX AMOUNT - EARLY TBILL AMOUNT - EARLY FEE AMOUNT

but not less than 0.

OTHER TERMS AND DEFINITIONS

Consequences of a Market
Disruption Event:

If a Market Disruption Event (as defined below) relating to one or more underliers included in the Index (which we refer to as the Index Underliers) occurs or is continuing on the originally scheduled Determination Date (if that day is not a Trading Day, then the following trading day) or Early Determination Date, as applicable, the Calculation Agent will calculate the Final Index Level or the Early Index Level, as applicable, by using:

(i) for each Index Underlier that did not suffer a Market Disruption Event on such date, the Settlement Price (as defined below) of such Index Underlier on such date as published by the exchange on which it is traded, and

(ii) for each Index Underlier that did suffer a Market Disruption Event on such date, the Settlement Price of such Index Underlier on the first succeeding Trading Day on which no Market Disruption Event occurs or is continuing with respect to such Index Underlier; provided that, if such day occurs more than five business days after the originally scheduled Determination Date or Early Determination Date, as the case may be, the Calculation Agent shall determine the price for such Index Underlier on the fifth business day after the originally scheduled Determination Date or Early Determination Date, as applicable, taking into consideration the latest available Settlement Price for such Index Underlier and any other information deemed relevant by the Calculation Agent.

In calculating the Final Index Level or the Early Index Level in the circumstances described above, the Calculation Agent will use the method for calculating the Index last in effect prior to such Market Disruption Event.

In addition, if the Calculation Agent determines that the level of the Index or any Settlement Price that must be used to determine the Final Index Level or Early Index Level, as applicable, is not available on the Determination Date or the Early Determination Date, as the case may be, for any other reason, except as described under “— Discontinuance or Modification of the Basic Index or the Index” in the prospectus supplement, then the Calculation Agent will

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determine the Final Index Level or Early Index Level, as applicable, based on its assessment, made in its sole discretion, of the level of the Index or any relevant Settlement Price on such applicable day.

Market Disruption Event:

Market Disruption Event with respect to an Index Underlier means the occurrence on any given Trading Day of any one or more of the following circumstances:

(i) A material limitation, suspension, or disruption of trading in such Index Underlier which results in a failure by the exchange on which such Index Underlier is traded to report a Settlement Price for such Index Underlier on such Trading Day,

(ii) The Settlement Price for such Index Underlier is a “limit price”, which means that the Settlement Price for such Index Underlier on such Trading Day has increased or decreased from the previous day’s Settlement Price by the maximum amount permitted under applicable exchange rules, or

(iii) Failure by the applicable exchange or other price source to announce or publish the Settlement Price for such Index Underlier on such Trading Day.

(iv) Trading on the applicable trading facility is suspended or interrupted prior to the time at which it is scheduled to close, and trading does not resume at least 10 minutes prior to the scheduled closing time.

“Settlement Price” means the official settlement price of an Index Underlier as published by the exchange on which it is traded.

Trading Day:	For the purposes of this confirmation, “Trading Day” means a day when

1)   The Index Sponsor is open for business and the Index is calculated and published by the Index Sponsor;

2)   The Calculation Agent in London is open for business;

3)   All trading facilities on which contracts are traded for the commodities included in the Index are open for trading.

Early Determination Date:

1) if all requirements described under “Specific Terms of Your Notes — Holder’s Option to Redeem — Early Redemption Requirements” in the prospectus supplement are satisfied no later than 9:00 a.m., New York City time, on a day that is a Trading Day, that day will be the Early Determination Date.  If the requirements are satisfied after

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that time, the next day that is a Trading Day will be the Early Determination Date.

2) if an Index Event has occurred, the Trading Day immediately following the day on which the Index Event occurs will be the Early Determination Date,

and, subject in each case, to postponement for Market Disruption Events as described below under the section entitled “Consequences of a Market Disruption Event” and in the prospectus supplement.

Early Maturity Date:	If an Index Event shall have occurred, then the Early Maturity Date shall be the fifth business day following the Early Determination Date; and,

If an Early Redemption shall have been designated, then the Early Maturity Date shall be the fifth business day following the Early Determination Date,

subject in each case to a postponement (for non-business days and upon the occurrence of a Market Disruption Event on the relevant Early Determination Date, whereupon the Early Maturity Date shall be fifth business day following the day on which all Settlement Prices have been obtained or all prices have otherwise been determined in accordance with the methodology as set forth under the section entitled “Consequences of a Market Disruption Event”.

Early Index Amount:	FACE AMOUNT * FACTOR * EARLY INDEX RETURN

Early Index Return:	(1) the Early Index Level divided by the Initial Index Level minus (2) one.

Early Index Level:	The closing level of the Index on the Early Determination Date, except in limited circumstances described in the prospectus supplement, subject to market disruption.

Index Days Remaining:	The number of calendar days from but excluding the Early Determination Date to and including the Determination Date.

Fixed Income Discount Factor (“FIDF”):

Fixed Income Discount Factor LIBOR
(“FIDF LIBOR”):

The LIBOR rate for deposits in U.S. Dollars for the FIDF LIBOR Designated Maturity (interpolated by the calculation agent, if necessary) which appears on the LIBOR01 (or any successor or replacement service or page) as of 11:00 a.m.,

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London time, on the Early Determination Date. If such rate does not appear on the LIBOR01 (or any successor or replacement service or page), the rate shall be determined by the Calculation Agent.

Fixed Income Days Remaining:

The number of calendar days from but excluding the Early Maturity Date to and including the earlier of (1) the next Interest Reset Date immediately following the Early Maturity Date and (2) the Stated Maturity Date.

FIDF LIBOR Designated Maturity:	A period equal to the Fixed Income Days Remaining, subject to a minimum of one month.

Early TBill Amount:	FACE AMOUNT* FACTOR * HISTORIC TBILL AMOUNT

Historic TBill Amount:	The Realized TBill Amount, with a calculation period from but excluding the Trade Date to and including the Early Determination Date.

Early Fee Amount:

Early Fee Days:	The number of calendar days from but excluding the Trade Date to and including Early Determination Date.

No Listing:	The notes will not be listed on any securities exchange or interdealer market quotation system.

Calculation Agent:	Goldman Sachs International

Business Days:	London & New York

Business Day Convention:	Modified Following (Unadjusted)

Dealer:	Goldman, Sachs & Co.

CUSIP:	00254ELF7

All material herein, including the summarized Terms and Conditions of the Notes, is for discussion purposes only.

Investment Considerations

An investment in the notes involves significant risks.  These risks are explained in more detail in the prospectus for the notes, including any applicable prospectus supplement, which will be made available to prospective investors upon an offering of the notes.  In particular, you should note that the principal of the notes is not protected.

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Disclaimers

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use.  “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “DJ-UBS Commodity IndexSM”, and “DJ-UBSCISM)” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc..

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to The Goldman Sachs Group, Inc. or the Notes.  Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of the Notes into consideration in determining, composing or calculating DJ-UBSCISM.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to Notes customers, in connection with the administration, marketing or trading of the Notes.  Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by The Goldman Sachs Group, Inc., but which may be similar to and competitive with the Notes.  In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and Notes.

The prospectus supplement relates only to Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their

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subsidiaries or affiliates.  The information in the prospectus supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes.  None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

This material has been prepared by Goldman, Sachs & Co.  This material contains indicative terms only and describes a note which may not be suitable for all investors.  This material is for discussion purposes only.  Final terms and conditions are subject to further discussion and negotiation and are subject to market movements.  These indicative terms cannot be relied upon as a representation that a transaction could have been or can be effected on the terms stated.

You agree that you will not offer, sell or deliver any of the notes in any jurisdiction except under circumstances that will result in compliance with the applicable laws thereof, and that you will take at your own expense whatever action is required to permit your purchase and resale of the notes.  You understand that no action has been taken by Goldman, Sachs & Co. to permit a public offering in all jurisdictions.

The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman,

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Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman Sachs & Co.  Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  If you purchase the notes within your investment advisory account, you will pay a fee in addition to the spread included in the notes.  Please be aware that participation in any upside in the notes will be reduced by the amount of the fee that you pay on an annual basis.

If you sell your notes prior to maturity, the amount that you will realize in sale proceeds is not guaranteed and may be less than the face amount.   Even if you hold onto the notes until maturity, you are not guaranteed the face amount because the issuer of the notes may default upon its obligations, either through bankruptcy or any other event; you remain exposed to the credit risk of the issuer, subject to any available guarantee.  No liability is assumed by Goldman, Sachs & Co. for the non-performance of the issuer.  Please note that there is no public secondary market for the notes and that no assurance can be given as to the liquidity of any trading market for the notes and that it is unlikely that a trading market for the notes will develop.  Although Goldman, Sachs & Co. may from time to time make a market in the notes, neither Goldman, Sachs & Co. nor any affiliate is under any obligation to do so and market making may be discontinued at any time.  Accordingly, you must be prepared to hold the notes until maturity.  The issuer reserves the right to increase the size of the issue at any time.

Future returns are not guaranteed.  Goldman, Sachs & Co. does not make any representations as to the future performance of the notes either in absolute terms or relative to competing investments.  The price and value of the notes may go down as well as up and investors may realize losses on the notes.  We, or persons involved in the preparation or issuance of this material, may from time to time have long or short positions in, buy or sell (on a principal basis or otherwise), and act as market makers in, the securities, commodities, futures, options or any other derivative or instrument identical or related to those mentioned herein (together, “investments”), and hedging activities by Goldman, Sachs & Co. relating to the notes may affect the price of such investments and the value of the notes.  In addition, we or persons involved in the preparation or issuance of this material may serve as a director of a company or companies mentioned herein and we may have served as manager or co-manager of a public offering of securities by any such company within the past three years.  Goldman, Sachs & Co. may, by virtue of its status as a director, underwriter, advisor or otherwise, possess or have access to non publicly available information relating to the underlying instrument(s) or the issuer(s) thereof and it shall be under no obligation to disclose such status or any public or non public information.  In addition, this material does not provide information about the issuer or the underlying.  Accordingly this material may not contain all information which would be material to the evaluation of the merits and risks of purchasing the notes.  Further information on the notes may be obtained upon request.

Goldman, Sachs & Co. does not provide accounting, tax or legal advice.  In particular, Goldman, Sachs & Co. does not make any representations as to the appropriate accounting treatment or possible tax consequences of investing in the notes.  You should obtain your own independent accounting, tax and legal advice prior to making your investment decision.  Unless we have expressly agreed in writing to act as your adviser with respect to the notes, (i) we are acting in the capacity of an arm’s-length contractual counterparty in connection with the notes and not as your investment adviser or fiduciary, and (ii) you should consult your own professional investment advisor to ascertain the suitability of the notes as an investment, including such independent

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investigation and analysis regarding the risks, security arrangements and cash-flows associated with the notes as you deem appropriate to evaluate the merits and risks of an investment in the notes, prior to making your investment decision.  This material is not intended to be used as a general guide to investing, or as a source of any specific investment recommendations, and makes no implied or express recommendations concerning the manner in which any client’s account should or would be handled, as appropriate investment strategies depend upon the client’s investment objectives.

Goldman, Sachs & Co. agrees that, subject to applicable law, any and all aspects of this material that are necessary to support any U.S. federal income tax benefits may be disclosed by a recipient of this information without Goldman, Sachs & Co. imposing any limitation of any kind.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

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